77E.   Legal Proceedings


                      Regulatory and Litigation Matters

On February 17, 2004, the Attorney General of New Jersey filed a complaint against Allianz Dresdner Asset Management of America L.P. ("ADAM"), PA Distributors LLC (formerly known as PIMCO Advisors Distributors LLC) ("PAD"), PEA Capital LLC (formerly known as PIMCO Equity Advisors LLC) ("PEA"), and Pacific Investment Management Company LLC ("PIMCO") in connection with its investigation into market timing and late trading. The complaint contends that inappropriate trading by shareholders engaged in market timing activity took place in funds in the PIMCO Funds: Multi-Manager Series ("MMS Funds") and certain Funds of the Trust ("PIMS Funds"). On February 20, 2004, a putative class action lawsuit was filed in the United States District Court for the District of New Jersey on behalf of certain shareholders of the PIMCO Funds against ADAM, PAD, PIMCO, PEA, PIMS Funds, MMS Funds, PIMCO Variable Insurance Trust ("PVIT"), PIMCO Commercial Mortgage Securities Trust, Inc. ("PCM") and certain other defendants, alleging that inappropriate market timing activity by certain shareholders caused financial injury to the shareholders of those Funds.

The following additional putative class action lawsuits have been filed against the PIMS Funds and/or its affiliates, each related to alleged market-timing activity in funds advised by PIMCO or its affiliates: (1) a lawsuit filed in the United States District Court for the District of Connecticut on February 27, 2004 (naming as defendants ADAM, PAD, PEA, the PIMS Funds, the MMS Funds, PVIT, PCM and certain other parties); (2) a lawsuit filed in the United States District Court for the Central District of California on
March 4, 2004 (naming as defendants PIMCO, ADAM, PEA and PAD); (3) a lawsuit filed in United States District Court for the Southern District of New York on March 8, 2004 (naming PIMCO, PAD and certain of their affiliates as defendants); (4) a lawsuit filed in the United States District Court for the Southern District of New York, on March 15, 2004 (naming PIMCO as the defendant); (5) two separate lawsuits filed in the United States District Court for the Central District of California on March 22, 2004, brought derivatively on behalf of the PIMCO High Yield Fund and the PIMCO Money Market Fund, respectively (each naming ADAM, PA Fund Management LLC (formerly known as PIMCO Advisors Fund Management LLC) ("PA Fund Management") and certain other parties as defendants, and the PIMCO Funds as the nominal defendant); (6) a lawsuit filed in the United States District Court for the Central District of California, also on March 22, 2004, brought derivatively on behalf of the PIMS Funds and the MMS Funds (naming ADAM, PIMCO, PAD and certain other parties as defendants, and the PIMS Funds and the MMS Funds as nominal defendants); (7) a lawsuit filed in the United States District Court for the District of New Jersey on April 20, 2004 (naming ADAM, PAD, the PIMS Funds and certain other parties as defendants); and (8) a lawsuit filed in the United States District Court for the Northern District of California on April 28, 2004 (naming ADAM, PIMCO, PAD, PEA, the Trustees of the Trust, and certain other parties as defendants, and the "PIMCO Funds," including the PIMS Funds, as nominal defendants). Each complaint for the foregoing putative class actions alleges, among other things, that inappropriate trading by shareholders engaged in market timing activities took place in certain of the funds advised by PIMCO, and each complaint seeks unspecified compensatory damages.

On May 6, 2004, the Securities and Exchange Commission filed a complaint in the U.S. District Court in the Southern District of New York alleging that
PA Fund Management, PEA, PAD, Stephen J. Treadway (the chief executive officer of PA Fund Management and PAD as well as chairman of the Board of Trustees of MMS) and Kenneth W. Corba (the former chief executive officer of PEA and former portfolio manager of the PEA Growth and PEA Growth & Income Funds) had, among other things, violated and/or aided and abetted violations of, various antifraud provisions of the federal securities laws in connection with the alleged market timing arrangements discussed above. The complaint seeks injunctive relief, disgorgement plus pre-judgment interest, monetary penalties, and an order permanently enjoining the defendants from serving as investment advisers, principal underwriters, officers, directors, or members of any advisory boards to any registered investment companies.

On February 17, 2004, a putative class action lawsuit was filed in the United States District Court for the District of Connecticut on behalf of certain shareholders of the PIMCO Funds against ADAM, PEA, PIMCO, PIMS Funds, MMS Funds and certain other defendants, alleging excessive investment advisory fees and the use of brokerage commissions to pay for distribution of fund shares. Three similar putative class action lawsuit were subsequently filed, each in the United States District Court for the District of Connecticut, on March 1, 2004, April 23, 2004 and May 20, 2004, respectively.

PIMCO and the Trust believe that these developments will not have a material adverse effect on the Trust or on PIMCO's ability to perform its investment advisory services on behalf of the Trust.